CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this "Agreement") is made effective as of January 1, 2018 (the "Effective Date"), by and between Fairport Savings Bank (the "Bank") and Angela M. Krezmer ("Executive").  Any reference to the "Company" shall mean FSB Bancorp, Inc., the stock holding company of the Bank, or any successor thereto.
WHEREAS, the Bank wishes to assure itself of the continued services of Executive as Vice President, Principal Financial Officer and Treasurer of the Bank (or any successor position as mutually agreed to by the parties) for the period provided in this Agreement; and
WHEREAS, in order to induce Executive to continue employment with the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to specify the benefits which shall be due to Executive in the event of a Change in Control (as defined below).
NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) years.  Commencing on the first anniversary date of this Agreement (the "Anniversary Date") and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always two (2) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to Executive at least 30 days prior to any such Anniversary Date, in which event this Agreement shall terminate at the end of 12 months following such Anniversary Date.  Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank (the "Board") will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

2. Definitions.  The following words and terms shall have the meanings set forth below for purposes of this Agreement.
(a) Change in Control.  For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events:
(i) Merger:  The Bank or the Company merges into or consolidates with another entity whereby the Bank or the Company is not the surviving entity, or the Bank or the Company merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's or the Bank's voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company's or the Bank's voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(iii) Change in Board Composition:  During any period of two (2) consecutive years, individuals who constitute the Company's or the Bank's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's or the Bank's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank shall be deemed to have also been a director at the beginning of such period; or
(iv) Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.
(b) Good Reason.  For purposes of this Agreement, "Good Reason" shall mean a termination by Executive, without Executive's express written consent, any of the following occurs:
(i) a material reduction in Executive's base compensation as in effect immediately prior to the date of Change in Control or as may be increased from time to time thereafter;
(ii) a material reduction in Executive's authority, duties or responsibilities in effect immediately prior to a Change in Control;
(iii) a material reduction in the authority, duties, or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom Executive is required report;
(iv)	a relocation of Executive's principal place of employment by more than 25 miles from the Bank's main office as of the Effective Date; or

(v)	any material breach of this Agreement by the Bank.

Notwithstanding the foregoing, prior to any termination of employment for Good Reason, Executive must first provide written notice to the Board within 90 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Board received the written notice from Executive, but the Bank may waive its right to cure.  If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a notice of termination for Good Reason at any time within 60 days following the expiration of such cure period.
(c) Termination for Cause.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive's:
(i) material act of dishonesty or fraud in performing Executive's duties on behalf of the Bank;
(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;
(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);
(iv) breach of fiduciary duty involving personal profit;
(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank's employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference, or
(vii) material breach by Executive of any provision of this Agreement.
3. Benefits upon Termination in Connection with a Change in Control.  In the event of Executive's involuntary termination of employment by the Bank for reasons other than Termination for Cause, or a voluntary termination of employment by Executive for Good Reason occurring on or after a Change in Control, the Bank shall pay Executive, or in the event of Executive's subsequent death, Executive's beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times the sum of Executive's: (i) highest annual rate of base salary, payable by the Bank, as of the date of the Change in Control; and (ii) highest annual cash bonus paid to, or earned by, Executive during the calendar year of the Change in Control or either of the two (2) calendar years immediately preceding the Change in Control.  Such payment shall be payable within 10 business days following Executive's date of termination, and will be subject to applicable withholding taxes.

In addition, the Bank will continue to provide to Executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to Executive's date of termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive's date of termination.  Such continued coverage shall cease upon the earlier of: (i) the date which is 18 months from Executive's date of termination; or (ii) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to the benefits that are substantially similar to the health and welfare benefits provided by the Bank (or its successor).  If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 10 business days after the later of Executive's date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
4. 280G Cutback.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement , either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive (collectively referred to as the "Change in Control Benefits") that are contingent on a change in control (as defined under Code Section 280G), constitute an "excess parachute payment" under Code Section 280G or any successor thereto, and in order to avoid such a result, Executive's benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Code Sections 280G and 4999.

5. Source of Payments.  All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor to the Bank).
6. Entire Agreement.  This Agreement embodies the entire agreement between the Bank and Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.
7. No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

8. Binding on Successors.  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
9. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
10. Required Provisions.
(a) The Board may terminate Executive's employment at any time, but any termination by the Bank's Board other than termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Executive's termination for Cause.
(b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(c) Notwithstanding anything else in this Agreement to the contrary, Executive's employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
(d) Notwithstanding the foregoing, in the event Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Executive's payments shall be delayed until the first day of the seventh month following Executive's Separation from Service.  A "Specified Employee" shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a "Specified Employee" only if the Bank or Company is or becomes a publicly traded company.

(e) Protected Rights.  Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies") about a possible securities law violation without approval of the Company or the Bank.  Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or the Bank related to the possible securities law violation.  This Agreement does not limit the Executive's right to receive any resulting monetary award for information provided to any Government Agency.

11. Governing Law.  This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.
12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  The cost of the arbitrator shall be paid by the Bank; all other costs of arbitration shall be borne by the respective parties.
13. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
To the Bank	Fairport Savings Bank 45 South Main Street Fairport, NY 14450 To the Attention of: Chairman of the Board
To Executive:	Most recent address on file with the Bank

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.
FAIRPORT SAVINGS BANK

By:/s/ Kevin D. Maroney
Name:Kevin D. Maroney
Title: President and Chief Financial Officer

EXECUTIVE

/s/ Angela M. Krezmer
Angela M. Krezmer